EXHIBIT 23.1


               Consent of Independent Certified Public Accountants


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on form S-8 of our report, which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, dated March 20, 2001, included in HomeCom Communications, Inc.'s Annual Report on Form 10-K as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, and to all references to our Firm included in this registration statement.


                                               /s/ Feldman Sherb, & Co., P.C.
                                               ------------------------------
                                               Feldman Sherb, & Co., P.C.


New York, New York
March 30, 2001